Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Third Quarter Results

Wednesday, November 1, 2006

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and nine months ended September 30, 2006.

For the three-month and nine-month periods ended September 30, 2006, revenue was $4.4 million and $15.0 million, respectively, compared to $3.7 million and $10.6 million for the three-month and nine-month periods ended September 30, 2005, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $360,000 ($0.05 per share) and net income attributable to common shareholders in the amount of $263,000 ($0.03 per share - diluted) for the three-month and nine-month periods ended September 30, 2006, respectively, compared to net losses attributable to common shareholders of $431,000 ($0.06 per share) and $874,000 ($0.12 per share) for the three-month and nine-month periods ended September 30, 2005, respectively.

“The Company’s results through the first nine months of this year show continued strong revenue growth,” stated Rich Talarico, Allin’s chief executive officer. “Revenue for the third quarter of 2006 was up 20% compared to the third quarter of 2005. As per guidance the Company had previously provided, the third quarter 2006 results were not as strong as the results for the first half of the year. This sequential decline in revenue was due to the timing of the completion of interactive television implementations for our clients’ new build cruise ships, with a majority of these scheduled for the first half of 2006. We recently had some very good news in this regard, with our announcement of the addition of a new client in the cruise industry, MSC Cruises. We are pleased to welcome MSC to our list of valued partners. This announcement, along with orders we recently received from Carnival Cruise Line and Royal Caribbean International for the implementation of interactive television systems on new builds for these cruise line clients, provides us with a nice backlog of business in our travel and leisure vertical market heading into 2007. Due to the scheduled completion dates of these vessels, only small portions of the revenue from these engagements will be realized in the remainder of 2006.”

Consolidated revenue increased 20% comparing the quarter ended September 30, 2006 with the quarter ended September 30, 2005. The revenue growth comparing these periods was driven by increases in Consulting Services, predominantly related to business intelligence and custom application development using tools such as Microsoft .NET, Microsoft Business Scorecard Manager, Microsoft SQL Server 2005 and SharePoint as well as larger and more complex Microsoft Dynamics and CRM implementations.

Revenue for the nine months ended September 30, 2006 increased 42% comparing the nine months ended September 30, 2006 with the same period ended September 30, 2005. The revenue growth was driven by increases in Consulting Services and by increases in demand for Systems Integration services in the Company’s financial services and travel and leisure vertical markets.

The Company recorded improvement in gross profit for the nine-month period ended September 30, 2006, as compared to the same period of the prior year. The Company’s gross profit percent for the nine-month periods increased slightly to 55.3% for the nine-month period ended September 30, 2006 from 55.1% for the nine-month period ended September 30, 2005. The Company’s gross profit percent declined for the three-month period ended September 30, 2006 as compared to the same period of the prior year, falling from 55% in the third quarter of 2005 to 52% in the third quarter of 2006 due to some upward pressure on compensation, especially in the Northern California market place, and due to additional hours expended on some of the Company’s retainer based engagements. The Company recorded an increase in operating expenses of 6%, comparing the quarter ended September 30, 2006 with the quarter ended September 30, 2005, and 17% comparing the nine-month periods ended at the same dates. The increases in operating expenses were driven primarily by compensation for additional head count associated with both organic growth and acquisitions and increased operating expenses associated with the higher head count.

The Company’s income from operations improved by $1.4 million, comparing the nine months ended September 30, 2006 with the nine months ended September 30, 2005. Comparing these same periods, dividends and accretion on preferred stock increased by $284,000, due to the issuance of an additional series of preferred stock in July 2005 to support an acquisition, and due to provisions in two other series of preferred stock that called for increased dividend percentage rates beginning in 2006. The result was an improvement in net income attributable to common shareholders of $1.1 million comparing the nine-month periods.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Microsoft’s East Region Partner of the Year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “will” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2006 and 2005, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting Services	$3,466	$2,956	$10,705	$7,963
System Integration	287	202	2,424	978
Information System Product Sales	278	195	852	878
Other Services	370	310	1,064	756

Total revenue	4,401	3,663	15,045	10,575

Cost of sales	2,104	1,645	6,725	4,744

Gross profit	2,297	2,018	8,320	5,831
Selling, general & administrative	2,229	1,955	6,816	5,689
Loss (gain) on impairment or disposal of assets	-0-	147	3	147
Depreciation & amortization	99	104	302	245

Total selling, general and administrative	2,328	2,206	7,121	6,081

(Loss) income from operations	(31)	(188)	1,199	(250)
Interest (income) expense, net	-0-	(2)	10	2
(Benefit from) provision for income taxes	(17)	(5)	15	(5)

Net (loss) income	(14)	(181)	1,174	(247)
Accretion and dividends on preferred stock	346	250	911	627

Net (loss) income attributable to common shareholders	$(360)	$(431)	$263	$(874)

(Loss) income per common share – basic	$(0.05)	$(0.06)	$0.04	$(0.12)

(Loss) income per common share – diluted	$(0.05)	$(0.06)	$0.03	$(0.12)

Weighted average shares outstanding – basic	7,467,339	7,331,469	7,467,339	7,090,050

Weighted average shares outstanding - diluted	7,467,339	7,331,469	11,931,184	7.090,050

	September 30, 2006	December 31, 2005
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$731	$1,531
Other Current Assets	5,604	3,805

Total Current Assets	6,335	5,336
Other Assets	5,410	5,027

Total Assets	$11,745	$10,363

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	4,057	6,084
Other Liabilities	3,185	57
Shareholders’ Equity	4,503	4,222

Total Liabilities and Shareholders’ Equity	$11,745	$10,363